Exhibit 99.1

Syntel Reports Third Quarter 2017 Financial Results

Highlights:

•	Q3 revenue of $231.3M, down 4% from year-ago quarter and up 2% sequentially

•	Q3 EPS of $0.58 per diluted share, as compared to a loss of $2.58 in the year-ago quarter and EPS of $0.44 in the prior quarter.

•	Q3 cash & short term investments of $109M

•	Global Headcount of 21,928 on September 30, 2017, versus 23,055 in the year-ago quarter

TROY, Mich. – October 17, 2017 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the third quarter, ended September 30, 2017.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter decreased 4.1 percent to $231.3 million from $241.3 million in the prior-year period, and rose two percent from $226.8 million in the second quarter of 2017. During the third quarter, Banking and Financial Services accounted for 44.5 percent of total revenue, with Retail, Logistics and Telecom at 18 percent, Healthcare and Life Sciences at 18 percent, Insurance at 15.3 percent, and Manufacturing at 4.2 percent.

The Company’s gross margin was 38.1 percent in the third quarter, compared to 39.2 percent in the prior-year period and 35.9 percent in the second quarter of 2017. Selling, General and Administrative (SG&A) expenses were 11.7 percent of revenue in the third quarter, compared to 12.2 percent in the prior-year period and 12.7 percent in the previous quarter.

The third quarter income from operations was 26.4 percent of revenue as compared to 27 percent in the prior-year period and 23.3 percent in the second quarter 2017.

Net income for the third quarter was $48.8 million or $0.58 per diluted share. During the third quarter, Syntel had a one-time reversal of approximately $6.3 million in tax provisions, which positively impacted the EPS by $0.07 per share.

This compares to a net loss of $217.2 million or $2.58 per diluted share in the prior-year period and a net income of $36.7 million or $0.44 per diluted share in the second quarter of 2017. During the year-ago quarter, a net loss arose in connection with a special cash dividend and the one-time repatriation of cash for which the Company recognized a one-time tax expense of $271 million (net of foreign tax credits) in the third quarter of 2016, negatively impacting the EPS by $3.21 per share.

During Q3, Syntel spent $2.2 million in CAPEX and finished the quarter with cash and short-term investments of $109 million. The Company ended the quarter with 21,928 employees globally. During the quarter, Syntel repurchased 875,435 shares of its common stock for a total purchase price of $16.1 million.

Operational Highlights

“We continued to deepen our strategic relationships during the third quarter,” said Syntel CEO and President Rakesh Khanna. “In particular, contribution from the 4 to 50 client segment grew faster than the overall company.”

“While we continue to see headwinds in certain areas, the demand for digital services was strong and our Insurance segment continued to post healthy growth,” said Khanna. “We are encouraged by our Q3 results, but there is more work to be done. Our customers are at the center of our universe, and this focus will help Syntel return to growth over time.”

2017 Guidance

Based on current visibility levels and an exchange rate assumption of 65.0 Indian rupees to the dollar, the Company currently expects 2017 revenue of $890 million to $902 million and EPS in the range of $1.81 to $1.88.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2017 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 24, 2017 by dialing (855) 859-2056 and entering “98749553.” International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016
Net revenues	$231,340	$241,255	$684,020	$728,663
Cost of revenues	143,219	146,672	432,017	453,371

Gross profit	88,121	94,583	252,003	275,292
Selling, general and administrative expenses	27,160	29,526	86,150	77,468

Income from operations	60,961	65,057	165,853	197,824

Other income (expense):
Interest Expense	(3,041)	(839)	(9,633)	(1,984)
Other income	520	5,066	1,478	15,182

Other income (expense), net	(2,521)	4,227	(8,155)	13,198
Income before provision for income taxes	58,440	69,284	157,698	211,022
Income tax expense	9,607	286,513	33,833	316,403

Net income/(Loss)	$48,833	$(217,229)	$123,865	$(105,381)

Other Comprehensive Income

Foreign currency translation adjustments	$(1,255)	$(391)	$5,857	$(17,725)

Gains on derivatives:
Gains arising during period on cash flow hedges	342	—	633	—

Unrealized gains/(losses) on securities:
Unrealized holding gains arising during period	301	170	496	217
Reclassification adjustment for gains included in net income	(77)	(1,931)	(112)	(244)

	224	(1,761)	384	(27)
Defined benefit pension plans:
Net profit arising during period	—	—	6	—
Amortization of prior service cost included in net periodic pension cost	28	12	60	47

	28	12	66	47
Other comprehensive Income (Loss), before tax	(661)	(2,140)	6,940	(17,705)
Income tax benefit (expenses) related to Other comprehensive income (loss)	(217)	659	(396)	(54)

Other comprehensive Income/(loss), net of tax	(878)	(1,481)	6,544	(17,759)

Comprehensive Income/(Loss)	$47,955	$(218,710)	$130,409	$(123,140)

Dividend Per Share	$—	$15.00	$—	$15.00

EARNINGS/(LOSS) PER SHARE:
Basic	$0.59	$(2.58)	$1.48	$(1.25)
Diluted	$0.58	$(2.58)	$1.48	$(1.25)

Weighted average common shares outstanding:
Basic	83,462	84,214	83,692	84,155

Diluted	83,537	84,289	83,741	84,278

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$75,417	$78,332
Short term investments	33,618	21,614
Accounts receivable, net of allowance for doubtful accounts of $2,140 at September 30, 2017 and $801 at December 31, 2016, respectively	109,341	118,299
Revenue earned in excess of billings	26,465	25,039
Other current assets	30,213	36,306

Total current assets	275,054	279,590
Property and equipment	236,955	227,056
Less accumulated depreciation and amortization	131,855	120,580

Property and equipment, net	105,100	106,476

Goodwill	906	906

Non current Term Deposits with Banks	389	225

Deferred income taxes and other non current assets	79,581	67,346

TOTAL ASSETS	$461,030	$454,543

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$51,339	$56,650
Income taxes payable	18,721	15,195
Accounts payable and other current liabilities	33,177	31,559
Deferred revenue	3,432	7,973
Loans and borrowings	26,090	21,264

Total current liabilities	132,759	132,641

Deferred income taxes and other non current liabilities	29,992	26,373
Non Current loans and borrowings	361,895	478,616

TOTAL LIABILITIES	524,646	637,630

SHAREHOLDERS’ EQUITY
Total shareholders’ (deficit)/equity	(63,616)	(183,087)

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY	$461,030	$454,543